UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 9, 2018

CBTX, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-38280	20‑8339782

(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer

incorporation or organization)		identification no.)

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(Address of principal executive offices)

(713) 210‑7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§230.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01      Other Events

On November 9, 2018, CBTX, Inc. (the “Company”) issued a press release (the “Press Release”) announcing that Crosby Statutory Trust I (the “Crosby Trust”) will redeem all of the Crosby Trust’s issued and outstanding trust preferred securities (the “Crosby Securities”) on December 17, 2018 (the “Crosby Redemption Date”), at an aggregate redemption price of $5,155,000 plus accrued and unpaid interest to the Crosby Redemption Date, totaling approximately $5.2 million. The redemption of the Crosby Securities is a result of the concurrent redemption that will be made by the Company, as successor in interest to Crosby Bancshares, Inc., of its Junior Subordinated Debt Securities due December 15, 2035, all of which are held by the Crosby Trust.

The Company also announced in the Press Release that County Bancshares Trust I (the “County Trust”) will redeem all of the County Trust’s issued and outstanding trust preferred securities (the  “County Securities”) on January 7, 2019 (the “County Redemption Date”), at an aggregate redemption price of $5,671,000 plus accrued and unpaid interest to the County Redemption Date, totaling approximately $5.7 million. The redemption of the County Securities is a result of the concurrent redemption that will be made by the Company, as successor in interest to County Bancshares, Inc., of its Junior Subordinated Debt Securities due April 7, 2035, all of which are held by the County Trust.

A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

     Exhibit 99.1 Press release dated November 9, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CBTX, INC.

Date: November 9, 2018	/s/ Robert T. Pigott, Jr.
Robert T. Pigott, Jr.
Chief Financial Officer